Exhibit 99.1

              Vans, Inc. Reports Third Quarter Sales and Earnings

     SANTA FE SPRINGS, Calif.--(BUSINESS WIRE)--March 20, 2003--Vans, Inc. (Nasdaq: VANS)

-- Non-cash impairment charge of $9.4 million, after-tax, for skateparks and retail stores --

-- $0.51 EPS loss including a non-cash charge and a concession to a licensee, $0.03 EPS excluding a non-cash charge and the concession --

--   Kevin D. Bailey promoted to run Retail Division --

--   Steven A. Munn promoted to Vice President of National Sales --

     Vans, Inc. (Nasdaq: VANS) today announced financial results for the third quarter of fiscal 2003 ended March 1, 2003.

     Net sales for the quarter were $82.1 million compared to $82.2 million in the third quarter of last year. The Company reported a net loss of $9.2 million, or $0.51 per diluted share for the quarter, versus net income of $483,000, or $0.03 per diluted share in the same period a year ago. Excluding a non-cash impairment charge of $15.3 million, pre-tax, and a concession to its Japanese licensee of $375,000 (and the related tax benefit of these charges), third quarter earnings per diluted share would have been $0.03, which was flat with the third quarter last year. Net sales for the first nine months of fiscal 2003 were $267.3 million compared to net sales of $268.5 million for the same period a year ago. The Company's net loss for the nine months was $7.5 million, or $0.41 per diluted share, versus net income of $12.3 million, or $0.67 per diluted share in the corresponding period of fiscal 2002. Excluding the $15.3 million third quarter pre-tax charge and the $375,000 concession (and the tax benefit of these charges), net income for the nine months was $2.2 million, or $0.12 per diluted share.

     In the third quarter, the Company incurred a non-cash impairment charge related to its skateparks and certain of its retail stores of approximately $15.3 million before taxes ($9.4 million after-tax), or $0.53 per diluted share. Of this amount, $7.7 million, or $0.43 per diluted share, related to the write-down of assets for 10 skateparks, and $1.7 million, or $0.10 per diluted share, related to the write-down of assets for 17 retail stores. The Company also conceded and wrote-off a $375,000 receivable from its licensee for Japan related to its bag and backpack business in connection with the execution of new five-year license agreements for footwear and apparel covering Japan, South Korea, Hong Kong and Taiwan.

     "Excluding the non-cash impairment charge and the concession, our results for the third quarter were generally even with last year," said Gary H. Schoenfeld, President and Chief Executive Officer. "Some bright spots during the quarter included continued strength in Europe, growth in apparel, higher gross margins and further reductions in our inventory. Although overall trends in our business are still inconsistent, we continue to believe we are taking the necessary steps to get back on track for fiscal 2004 and beyond."(1)

     Commenting on the charge, Mr. Schoenfeld stated, "For the first three years, our skateparks generally performed at or above 20% EBITDA margins, in addition to helping solidify the global leadership position of our brand in the action sports market. However, the number of skateparks in the U.S. is estimated to have increased nearly ten-fold since the opening of our first park in 1998, with over 1,000 parks built just in the 18 month period from January 2001 to June 2002, according to the Skate Park Association of the USA. This substantial increase in the competitive landscape, particularly from free parks, has negatively impacted our skatepark business leading to the write-down of these assets. We recently hired DJM/ChainLinks to lead negotiations with landlords for either rent reductions or lease terminations for the parks, and we anticipate that we will incur subsequent cash charges upon the resolution of these discussions."(2)

     Mr. Schoenfeld continued, "During the quarter we successfully concluded a long negotiation resulting in new five year licensing agreements for footwear and apparel with our Japanese licensee, ABC-Mart Inc., which we believe has the potential to generate in excess of $30 million in royalties for Vans over the next five years.(3) As part of the negotiation, we agreed to suspend the bag and backpack license with ABC which led to the $375,000 concession we incurred in the third quarter."

     Total U.S. sales for the third quarter, including sales through Vans' U.S. retail stores, were $52.2 million, versus $55.0 million for the same period a year ago. Sales through the Company's U.S. retail stores decreased 2.2% to $29.7 million in the third quarter of fiscal 2003, from $30.3 million in the same period a year ago. Comparable store sales for the third quarter, including sales through European stores, declined 6.6% versus the same period last year. U.S. wholesale sales in the third quarter decreased 8.6% to $22.6 million, versus $24.7 million a year ago. Total international sales were $29.8 million, up approximately 10.0% from $27.1 million a year ago.

     "We are encouraged by the increases we have experienced in our apparel and women's businesses as new merchandise has hit our stores over the past 90 days," Mr. Schoenfeld said. "Apparel comps were up approximately 20% for the quarter in our full price stores, our apparel joint venture with Pac Sun was up even more, and a current test of women's footwear in 14 of our stores is also generating very strong double-digit gains. Internationally our business through our European subsidiaries was up over 20%, but was offset by declines in other Asian and American markets."

     Gross margins for the quarter increased 170 basis points to 47.6% vs. 45.9% a year ago primarily due to improved margins in Europe. Operating expenses for the quarter were $54.1 million. Excluding the pre-tax impairment charge of $15.3 million and the $375,000 concession, operating expenses increased by 3.4% from $37.1 million to $38.3 million. Inventory decreased $4.9 million to $50.1 million from $55.0 million year-over-year and the Company's balance sheet remains strong with $53.2 million in cash and marketable securities.

     The Company stated that the recently commenced war with Iraq makes forecasting the fourth quarter of fiscal 2003 more difficult. Assuming only a modest disruption in the marketplace, its best estimates are sales in the range of $57 to $60 million versus $63.8 million last year and a diluted loss per share, excluding any charges the Company may take in relation to the skateparks, comparable to the ($0.24) loss it incurred in the fourth quarter of fiscal 2002, excluding the after-tax impairment charges and other expenses of $10.5 million or, $0.59 per share, it took in that quarter.(1)

     The Company also disclosed that Arthur I. Carver, Senior Vice President of Global Operations, and Robert L. Nagel, Senior Vice President of Sales and Apparel, are leaving the Company as of May 31, 2003. In addition, Kevin D. Bailey has been promoted to run Vans' retail division and Steven A. Munn has been promoted to Vice President of National Sales.

     Commenting on the personnel changes, Mr. Schoenfeld said, "Both Art and Bob have done a good job in their respective areas and together we agreed that it was the right time to reorganize as a way to further reduce our fixed costs. Kevin Bailey has made a significant impact in his role as Vice President - Retail Operations over the past year, and along with Howard Kreitzman, our Vice President and General Merchandising Manager, we believe we have the experience and leadership necessary to re-establish growth and profitability in our retail business.(1) Steve Munn has been in charge of national sales operations for the past year, as well as being responsible for sales to many of our largest accounts, and has exhibited an excellent understanding of our customers' needs, both operationally and from a product standpoint."

     Mr. Schoenfeld concluded, "As we have previously stated, fiscal 2003 is a turnaround year for Vans. We are focused on improving our product, maximizing our retail stores and further leveraging the lifestyle status of our brand while simultaneously controlling our inventory and seeking out ways to further reduce costs.(1) Over the past several years, we have created a strong connection between our brand and the youth market, and while we still face challenges in this uncertain environment, we are seeing some signs of encouragement as we look ahead to next year."(1)

     Vans, Inc. is a leading branded lifestyle company for the youth market. Vans reaches its 10 to 24 year-old target consumers through the sponsorship of Core Sports,(TM) such as skateboarding, snowboarding, surfing and wakeboarding, and through major entertainment events and venues, such as the VANS Triple Crown(TM) Series, the VANS Warped Tour,(R) the VANS World Amateur Skateboarding Championships, 11 large-scale VANS skateparks, and the VANS High Cascade Snowboard Camp,(R) located on Mt. Hood. The Company operates 166 retail stores in the U.S. and Europe, and designs, markets and distributes active-casual footwear, clothing and accessories, performance footwear for Core Sports, (TM) snowboard boots, strap snowboard boot bindings under its AGENCY(TM) brand, step-in snowboard boot bindings under its SWITCH(R) brand, and outerwear worldwide. The Company also offers the PRO-TEC line of protective helmets and pads through its subsidiary, Pro-Tec, Inc. Vans' Internet address is www.vans.com.

     (1) These are forward-looking statements about the Company's sales and earnings for the fourth quarter of fiscal 2003, fiscal 2004 and beyond. Actual sales and earnings results for these periods may vary significantly and could be impacted by a number of important factors, including but not limited to: (i) the ongoing consolidation of the retail segment of the footwear industry coupled with price compression in the industry; (ii) the continuance of downward trends in the U.S. economy (including, particularly, California and the retail segment), foreign economies and the footwear industry, or the occurrence of events that adversely affect the world economy and the political stability of the world, such as the recent commencement of war with Iraq, the ongoing dispute with North Korea, and the terrorist attacks against the United States which occurred on September 11, 2001; (iii) the ability of the Company to regain growth in its retail business; (iv) changes in the fashion preferences of the Company's target customers and the Company's ability to anticipate and respond to such changes; (v) increasing competition in all lines of the Company's business from large, well-established companies with significant financial resources and brand recognition, niche competitors who market exclusively to the Company's target customers, and from large public skateparks which compete with the Company's skateparks; (vi) the cancellation of orders which could alter bookings numbers; (vii) the fluctuation of foreign currencies in relation to the U.S. dollar, including particularly, the impact of the euro and the British pound on the Company's European business; (viii) whether the Company can reduce losses from its skatepark operations; and (ix) whether the Company's expense reduction initiatives are achieved. Many of these factors, and others, are discussed more extensively in the Risk Factors section of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2002, which was filed with the Securities and Exchange Commission.

     (2) This is a forward-looking statement about the cash charges the Company anticipates it will take in connection with negotiating rent reductions and lease terminations with respect to its skateparks. The amount and timing of such charges is presently unknown to the Company.

     (3) This is a forward-looking statement about royalty income which may be generated under the Company's new license agreements with ABC-Mart, Inc. The Company's actual royalty income may vary significantly and could be impacted by a number of important factors including, but not limited to: (i) the economic climate in the territories covered by the licenses, particularly Japan; and (ii) the continuing strength of the VANS brand in such territories.


                              Vans, Inc.
       Unaudited Condensed Consolidated Statements of Operations
           (Amounts in thousands, except per share amounts)


                                    Three Months        Nine Months
                                       Ended              Ended
                               ------------------- -------------------

                                 Mar 1,    Mar 2,    Mar 1,    Mar 2,
                                  2003      2002      2003      2002
                               --------- --------- --------- ---------
 Retail sales                  $ 29,666  $ 30,328  $ 88,645  $ 87,064
 National sales                  22,566    24,686    97,378   103,933
 International sales             29,832    27,137    81,280    77,547
                               --------- --------- --------- ---------
   Net sales                     82,064    82,151   267,303   268,544

 Cost of sales                   43,028    44,414   147,118   142,208
                               --------- --------- --------- ---------

 Gross profit                    39,036    37,737   120,185   126,336
 Gross profit percentage           47.6%     45.9%     45.0%     47.0%

 Operating expenses
 Retail                          17,371    15,670    52,066    44,232
 Marketing, advertising and
  promotion                       6,317     8,284    22,796    26,640
 Selling,distribution and
  administrative                 14,825    13,079    40,714    36,965
 Impairment charges              15,338         -    15,338         -
 Amortization of intangible
  assets                            203        62       568       152
                               --------- --------- --------- ---------
   Total operating expenses      54,054    37,095   131,482   107,989

 Operating (loss) profit        (15,018)      642   (11,297)   18,347
 Operating (loss) profit
  percentage                      -18.3%      0.8%     -4.2%      6.8%

 Other (income) expense, net (a)    775       159     1,035       251
 Interest (income) expense, net    (254)     (234)     (679)     (944)
                               --------- --------- --------- ---------
   Other (income) expense, net     521        (75)      356      (693)

 Earnings (loss) before taxes   (15,539)      717   (11,653)   19,040
 Income tax (benefit) expense    (5,965)      215    (4,799)    5,712
 Minority interest                 (368)       19       597       990
                               --------- --------- --------- ---------
 Net income (loss)             $ (9,206) $    483  $ (7,451) $ 12,338
                               ========= ========= ========= =========

 Earnings (loss) per share
  information:
 Basic:
   Weighted average shares
    outstanding                  17,920    17,695    17,999    17,681

 Net earnings (loss) per basic
  share                        $  (0.51) $   0.03  $  (0.41) $   0.70
                               ========= ========= ========= =========
 Diluted:
   Weighted average shares
    outstanding                  17,920    18,310    17,999    18,403

 Net earnings (loss) per diluted
  share                        $  (0.51) $   0.03  $  (0.41) $   0.67
                               ========= ========= ========= =========

 Footnote:
 ---------
 (a) Other (income) expense, net consists primarily of licensing royalties, hedging activity, and foreign exchange gains or losses.

                              Vans, Inc.
            Unaudited Condensed Consolidated Balance Sheets
                       (In thousands of dollars)


                                                     Mar 1,    Mar 2,
                                                      2003      2002
                                                   --------- ---------
ASSETS:
Cash and cash equivalents                          $ 53,162  $ 22,980
Marketable securities                                     0    22,230
Trade receivables, net                               41,934    45,516
Inventory                                            50,123    54,984
Deferred income taxes                                 9,394     3,297
Other current assets                                 10,279    16,180
                                                   --------- ---------
           Total current assets                     164,892   165,187

Property, plant and equipment, net                   25,414    44,573
Intangible assets                                    50,645    32,057
Other assets                                          8,601     9,192
                                                   --------- ---------

           Total assets                            $249,552  $251,009
                                                   ========= =========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable                                   $ 23,879  $ 16,596
Other current liabilities                            10,480     7,145
Income taxes payable                                    653     8,505
                                                   --------- ---------
           Total current liabilities                 35,012    32,246
Deferred income taxes                                10,927     4,113
Long-term debt                                        2,897     2,426
                                                   --------- ---------
           Total liabilities                         48,836    38,785

Minority interest                                     1,976     3,126
Shareholders' equity                                198,740   209,098
                                                   --------- ---------
           Total liabilities and shareholders'
            equity                                 $249,552  $251,009
                                                   ========= =========

    CONTACT: Vans, Inc.
             Gary H. Schoenfeld, 562/565-8267
              or
             Integrated Corporate Relations
             Chad A. Jacobs/Brendon E. Frey, 203/222-9013